Exhibit 99.1
Press Release from Centra Financial Holdings, Inc.
For Immediate Release
January 23, 2009
FOR IMMEDIATE RELEASE (Morgantown, West Virginia) — Centra Financial Holdings, Inc. (Centra), the parent company of Centra Bank, Inc., today announced it has issued $15 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the U.S. Department of the Treasury as part of Treasury’s Capital Purchase Program. The program was designed to attract broad participation by healthy financial institutions to expand the flow of credit to consumers and businesses and promote the sustained growth and vitality of the U. S. economy.
At September 30, 2008, all of Centra’s capital ratios were above applicable regulatory benchmarks required to be considered a “well-capitalized” institution. The additional $15 million of new capital, on a pro forma basis at September 30, 2008, would have increased Centra’s Tier 1 Capital ratio from 9.95 percent to 11.34 percent (compared to the well-capitalized threshold of 6 percent) and its Total Risk-Based Capital ratio from 11.21 percent to 12.58 percent (compared to the well-capitalized threshold of 10 percent).
“We believe that participating in the program is in the best interests of our shareholders. The program has been intentionally designed to stabilize our financial markets and provide an additional margin of strength to institutions that are best positioned to overcome the current economic climate. While our bank is well capitalized above regulatory guidelines, this additional capital will further strengthen our already strong position.” said Douglas J. Leech, President and Chief Executive Officer of Centra. “We view the preferred stock as a relatively inexpensive source of capital, which can be thought of as insurance in these challenging economic times, that is clearly in the best interest of our shareholders and the communities we serve.”